Exhibit 10.26
Letter of Appointment
From: CBaySystems Holdings Limited
c/o Appleby Corporate Services (BVI) Ltd,
Palm Grove House,
P.O. Box 3190,
Road Town, British Virgin Islands
To: [        ]
[  Date  ]
Dear [        ] ,
I am writing to record the terms on which you have been appointed to act as a non-executive director of CBaySystems Holdings Limited (“the Company”), such appointment to take effect from admission (“Admission”) of the enlarged issued share capital of the Company to the Alternative Investment Market of the London Stock Exchange plc (“AIM”) following the acquisition by the Company of 69.5% of the issued share capital of MedQuist Inc. This is not a contract of employment.
1. TERM OF OFFICE
1.1	Provided that Admission takes place by 31 October 2008 and subject to paragraphs 1.2 and 1.4 your appointment as a non-executive director will continue until the annual general meeting of the Company to be held in 2009 (“the 2009 AGM”). Provided Admission takes place you will be expected to retire from office and to offer yourself for re-election at the 2009 AGM and provided that you are re-elected, your appointment will continue for a further twelve months (the “initial appointment”). Subject to paragraphs 1.2 and 1.4 and the BVI Business Companies Act, 2004, your appointment as a non-executive director is terminable at any time (whether during the initial appointment or afterwards if the appointment is renewed) by either party giving the other not less than six months’ written notice.
1.2	Your appointment is subject to rotation under the provisions of the Articles of Association of the Company. Your appointment will automatically cease if you are not re-elected as a director.
1.3	We do not undertake to renew your appointment after the expiry of your initial appointment. Your appointment for a further period or periods thereafter is, however, open to renewal with the agreement of the parties.
1.4	Your appointment will also terminate automatically:
1.4.1	if you are disqualified from acting or you are required to vacate your office as a director for any reason under any applicable law in the British Virgin Islands or under the provisions of the Articles of Association of the Company; or

1.4.2	if you commit any act, whether in the course of your duties for the Company or otherwise, which tends to bring you or the Company or any company which is a holding company of the Company or a subsidiary undertaking of the Company or of any such holding company (“Group Company”) into disrepute or which would otherwise justify the summary termination of your appointment; or
1.4.3	if you breach any of the terms of this letter or your fiduciary duties to the Company.
1.5	Early termination in any of the circumstances specified in paragraphs 1.2. and 1.4 will not give rise to any right to compensation.
1.6	Your appointment will also terminate automatically when an offer for the entire issued share capital of the Company becomes wholly unconditional (unless requested to continue in office by the board of directors of the Company (the “Board”)) except where an offer is wholly unconditional from the outset in which case your appointment will terminate at the end of the offer period.
1.7	If:
1.7.1	your appointment is terminated by the Company at a date earlier than the expiry of the initial appointment (in circumstances other than those referred to in paragraphs 1.2 and 1.4); or

1.7.2	you resign voluntarily but solely because of your having a reasonable objection to, or reasonable disagreement with, a Board decision on a material matter of policy or a material commercial matter affecting the Company or the Group (meaning the Company and its subsidiaries from time to time), you will be entitled to a severance payment of six months’ fees or, if less, the total amount of fees that would have been paid under paragraph 2 had you continued in office until the date of expiry of your appointment (whether of the initial appointment or any extension thereof) and you agree to accept such sum in full settlement of all and any claims arising from your non-executive directorship or its termination.
2. FEES
2.1	You will be entitled to an annual fee of an aggregate sum of £10,000. For so long as this appointment lasts or is extended, your fee will be reviewed annually by the Board.
2.2	The terms of this letter do not cover any arrangements under which you perform any special duties (outside your ordinary duties as a non-executive director), or any consultancy role for the Company. These are matters which will be dealt with, should they arise, in separate documentation, and you will be remunerated at a rate to be determined by the Board in respect of such additional duties.
3. 3. EXPENSES
3.1	Subject to article 89 of the Articles of Association of the Company you will be entitled to be reimbursed reasonable and proper travelling expenses for attendance at board meetings, and other meetings, which the Company requires you to attend, and reasonable and proper accommodation expenses if any meeting necessitates any overnight stay. You should not incur any other expense for which you expect to be reimbursed without clearing the matter with the Chairman or Chief Executive Officer of the Company before it is incurred.
3.2	Subject to article 89 of the Articles of Association of the Company you will be entitled to seek appropriate independent legal advice in relation to Company matters at the expense of the Company up to a cost per calendar year of £500 (excluding VAT) in your capacity as an independent non-executive director, or with the prior approval of the appropriate sub-committee of the Board, without prior notification to the Company. If the cost of such legal advice will or is likely to exceed £500 (excluding VAT) in any calendar year you must obtain the prior approval of the Chairman of the Board before incurring such cost.
4. 4. DUTIES
4.1	As a non-executive director you will be expected to perform your general fiduciary duties and exercise the skill and care expected of every Director.
4.2	It is the policy of the Company to follow high standards of corporate governance, and many of our duties set out in this letter of appointment reflect the special role of the non-executive director in the corporate governance of the Company. In this regard, in addition to the requirements of all directors mentioned above, the role of the non-executive has the following key elements:
4.2.1	the strategy of the Company;

4.2.2	the performance and management of the Company, including the extent to which agreed-goals and objectives are met;

4.2.3	present and future availability and use of resources;

4.2.4	standards of conduct, compliance and control on the Board and in the Company generally;

4.2.5	the appointment and, where appropriate, removal of key employees and, officers and the determination of appropriate levels of remuneration.
You will be required to serve as a member of the Nominations Committee. You will also be required to serve as chairman of the Remuneration Committee and you will be required to serve on any other sub-committees of the Board and/or to accept additional appointments in or on behalf of the Company where best practice requirements dictate that a non-executive presence is required.
4.3	You will be required to accept responsibility, publicly and, where necessary, in writing for matters relating to the Company when required to do so by the Companies Acts, the Prospectus Rules published by the FSA (where applicable), the AIM Rules for

Companies published by the London Stock Exchange (“AIM Companies Rules”), or by the terms of the City Code on Takeovers and Mergers.
4.4	You will be expected to attend the scheduled Board meetings and also to participate in the meetings of the Audit, Remuneration and Nominations Committees (as applicable) or other committees referred to in paragraph 4.1 above whilst you sit on them.
4.5	You will, of course, be subject to Rule 21 of the AIM Companies Rules relating to dealings, by directors in shares of the Company and to the securities dealing code adopted by the Company from time to time (“Securities Dealing Code”). A copy of the Securities Dealing Code is available from the Company Secretary together with a note of the approved procedures currently in force. Your obligations in this regard will also be regarded as extending to all other companies of which you are, or may from time to time be, a director and which is a shareholder in the Company. It is therefore a term of your appointment that you will ensure, so far as lies within your power, that such company is also bound by the provisions of the Securities Dealing Code in respect of dealings in the Company’s shares as if it were a person connected with you as a director.
4.6	Save as set out in this letter, your appointment does not involve the acceptance of any other specific responsibilities, outside the general duties of any director of a company.
5.     ACCESS
       We confirm that:
5.1.1	you will be given full access to all information in or about the Company and its affairs which is available to the executive directors;

5.1.2	agendas for board meetings and committee meetings and all relevant papers which require study before board meetings and committee meetings will be provided to you in good time to allow you to consider them in advance of meetings (and likewise for the proceedings of committees); and

5.1.3	you will be given access to the Chairman and Chief Executive Officer of the Company and to the other executive director(s), on a personal basis, whenever you reasonably request the same.
6.     GENERAL
6.1	As a non-executive director, you should note that you do not have authority to commit the Company in any way, nor should you make any statements on the Company’s behalf or concerning the Company to the media, financial institutions or anyone associated with the stock market or investor community without, the express authorisation of the Board.
6.2	You will not disclose or permit to be disclosed to any person, firm or organisation outside the Company any confidential information relating to the Company or the Group nor shall you use to the detriment of the Company any information relating to the Company or the Group, save where required to by law, and the provisions of this Clause 6.2 shall cease to apply to information which is in or which enters the public domain other than through your own act or default. For these purposes, confidential information shall include in particular (but without limitation):
6.2.1	any information of a confidential nature (whether trade secrets, other private or secret information including secrets and information relating to corporate strategy, business development plans, product designs, intellectual property, business contacts, terms of business with customers and potential customers and/or suppliers, annual budgets, management accounts and other financial information); and/or

6.2.2	any confidential report or research undertaken by or for the Company or any Group Company before or during the course of the appointment; and/or

6.2.3	lists or compilations of the names and contact details of the individuals or clients and counterparts with whom the Company or any Group Company transacts business; and/or

6.2.4	details of all computer systems and/or data processing or analysis software developed by the Company or any Group Company; and/or.

6.2.5	details of the requirements, financial standing, terms of business and dealings with any — Company or Group Company of any client of the Company or any Group Company; and/or

6.2.6	contact details of all employees and directors of the Company or any Group Company together with details of their remuneration and benefits; and/or

6.2.7	information so designated by the Company or any Group Company or which to your knowledge has been supplied to the Company or any Group Company subject to any obligation of confidentiality.
6.3	On the termination of your appointment for whatever reason, you will, at the request of the Company, resign from office as a director of the Company and all offices held by you in any company in the Group. Should you fail to do so, the Company is hereby irrevocably authorized to appoint some person in your name and on your behalf to sign any documents or do any things necessary or desirable to give effect to such resignation(s).
Yours faithfully
SIGNED for and on behalf of CBaySystems Holdings Limited acting by

Director

Yours faithfully
SIGNED for and on behalf of CBaySystems Holdings Limited acting by

Director
For the purposes of section 112 of the BV1 Business Companies Act, 2004, I consent to be a director of CBaySystems Holdings Limited.

Director